INDEPENDENT AUDITORS' CONSENT



THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.:



We consent to the incorporation by reference in Registration Statement No. 2-92428 on Form S-8, Post Effective Amendment No. 7 to Registration Statement No. 2-59290 on Form S-8, Post Effective Amendment No. 3 to Registration Statement No. 2-73205 on Form S-8 and Registration Statement No. 333-36225 on Form S-3 of our report dated April 30, 1998, contained in the Company's 1997 Annual Report to Shareholders and incorporated by reference in this Annual Report on Form 10-K of The Great Atlantic & Pacific Tea Company, Inc. for the year ended February 28, 1998.





Deloitte & Touche LLP
Parsippany, New Jersey
May 26, 1998